BDM INTERNATIONAL, INC.
               1993 EMPLOYEE STOCK PURCHASE PLAN

1.   Creation and Purpose

     a. BDM International, Inc. (the "Company"), hereby creates this employee stock purchase plan (the "Plan") and reserves 360,000 shares of its Common Stock, par value $.01 per share ("Common Stock"), for issuance pursuant to the Plan on the terms and conditions set forth herein.

     b. The purpose of the Plan is to provide employees of the Company and its subsidiaries, upon whom the Company depends for the successful conduct of its business, with the opportunity to obtain a proprietary interest in the Company as an incentive for them to continue and increase their efforts as employees. The Plan will allow employees to purchase shares of the Company's Common Stock by means of payroll deductions, but will not impose an obligation on any employee to participate in the Plan.

2.   Administration

     a. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or any successor committee appointed by the Board of Directors and consisting of not less than three members of the Board of Directors of the Company (the "Administrator"). The Board of Directors may from time to time appoint members of the Compensation Committee in substitution for the members previously appointed and may fill vacancies, however caused, in the Compensation Committee. Any action by the Compensation Committee with respect to the administration of the Plan shall be taken by majority vote or written consent of its members.

     b. Subject to the terms and conditions of the Plan, the Compensation Committee shall have the authority: (i) to construe and interpret the Plan; (ii) to define the terms used herein;
(iii) to prescribe, amend, and rescind rules and regulations relating to the Plan; and (iv) to make all determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Compensation Committee shall be binding and conclusive on all participants and their legal representatives.
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3.   Eligibility; Participation

     a. The Company and each of its subsidiaries shall participate in the Plan. Employees selected by each subsidiary shall be eligible to participate in the Plan. Participants must also have reached the age of majority in their home states.

     b. An employee may participate in the Plan by authorizing, in such manner as prescribed by the Administrator, contributions to the Plan through payroll deductions. A participant may authorize payroll deductions in any whole dollar amount not less than $20 per month nor more than $450 per month. Any participant may change the amount of authorized deduction no more frequently than once in each calendar month. No cash contributions shall be permitted.

4.   Purchase Price

     The purchase price of the Common Stock covered by the Plan shall be the fair market value of the Common Stock on the date of purchase, but in no event shall the purchase price be less than the par value of the Common Stock. For the purpose of the Plan, the term "fair market value" shall be defined as the average of the highest and lowest selling prices of Common Stock per share as reported on a national securities exchange on which the shares of the Common Stock are traded on such date or, if there were no sales of shares of Common Stock on that date, then on the next preceding date on which there were sales, or, if shares of Common Stock are not listed on a national securities exchange on such date but are authorized for quotation in the National Market, the average of the highest and lowest selling prices of Common Stock per share as reported on the NASDAQ National Market on such date or, if there were no sales of shares of Common Stock on that date, then on the next preceding date on which there were sales, or if shares of Common Stock are not authorized for quotation on the NASDAQ National Market on such date, the average of the highest and lowest selling prices of Common Stock per share as reported on the over the counter market or, if there were no sales of shares of Common Stock on that date, then on the next preceding date on which there were sales, or, if the Common Stock is not listed on a national securities exchange, quoted on the NASDAQ National Market or quoted in the over the counter market, the fair market value of a share of the Common Stock on such date shall be the latest valuation of the Company's Common Stock performed by Valuation Research Corporation or such other independent valuation service employed by the Company or as determined in good faith by or under the direction of the Board of Directors of the Company.
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5.   Purchase of Common Stock

     a. Promptly after the end of each month, the Company shall provide such records and information as are necessary to permit the Trustee to determine the amount of each participant's payroll deduction, and to determine and maintain records of the number of shares of the Company's Common Stock to the account of each each participant.

     b. Upon receipt of the necessary information each month, the Trustee shall credit each participant's account with the cash amount of the participant's payroll deduction for each month and shall then purchase for each participant the maximum number of whole and fractional shares of the Company's Common Stock purchasable with the cash held in such account.

6.   Distributions

     Certificates for shares of the Company's Common Stock standing to a participant's account shall be distributed to the participant upon receipt from the participant of a written request for a distribution in such form as the Administrator shall prescribe. Distribution of all whole shares and the cash value of any fractional share, shall also be made upon termination of a participant's employment with the Company or its subsidiaries or upon termination of the Plan.

7.   Suspension of Purchases

     Contributions by participants will be suspended if at any time the Administrator determines that the number of shares of the Company's Common Stock available for purchase pursuant to the Plan is not sufficient to cover the purchase requirement for a full month's contributions by all participants in the Plan. Unless otherwise instructed by participants, payroll deductions and purchases pursuant to the Plan will be resumed when additional shares of the Company's Common Stock have become available and are allocated to the Plan.

8.   Fees and Expenses

     The Company will pay all fees and expenses incurred in
connection with the administration of the Plan.
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9.   Trustee; Additional Duties

     a.  The Trustee for the Plan shall be Wachovia Bank of North
Carolina, N.A., but the Administrator shall have the authority to change the Trustee at any time without prior notice to the the participants.

     b.  The Trustee shall perform the following duties:

         (i) create and maintain for each participant a record of the number of shares of the Company's Common Stock held for the account of the participant;

         (ii) prepare and transmit to each participant each month a statement of the number of shares of the Company's Common Stock held in the participant's account;

         (iii) upon receipt of written instructions from a participant, vote the shares of the Common Stock standing to the participant's account as instructed;

         (iv) upon receipt of a written request from a participant, deliver to the participant a certificate for the number of whole shares of the Company's Common Stock held in the participant's account and the cash value of any fractional share;

         (v) upon notification by the Administrator that a participant's employment with the Company or its subsidiaries has been terminated, deliver to the participant a certificate for the number of whole shares of the Company's Common Stock held in the participant's account and the cash value of any fractional share;

         (vi) upon notification by the Administrator that the Plan has been terminated, deliver to each participant a certificate for the number of whole shares of the Company's Common Stock held in the participant's account and the cash value of any fractional share; and

         (vii) such other duties necessary for the administration of the Plan as the Administrator may designate.
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10.    Amendment and Termination

     The Board of Directors of the Company may at any time suspend or terminate the Plan. The Board of Directors may also at any time amend or revise the terms of the Plan, but no amendment or revision may result in the purchase price of the shares of Common Stock covered by the Plan to be in excess of the fair market value or in any fees or expenses of the Plan being charged to participants.

11.    Adoption and Effectiveness

         The Plan has been adopted by resolution of the Board of Directors on December 9, 1992, as amended on June 5, 1995 and shall be effective as of March 23, 1993.

    IN WITNESS WHEREOF, the Company has caused the Plan as amended to be duly executed by its officers as of the 5th day of June, 1995.


(SEAL)

Attest:                          BDM INTERNATIONAL, INC.



/s/ John F. McCabe               /s/ Philip A. Odeen
__________________               ___________________
John F. McCabe                   Philip A. Odeen
Secretary                        President and Chief
                                   Executive Officer
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